EXHIBIT 99.1

Catheter Precision, Inc. Announces Pricing of $3.1 Million Underwritten Public Offering

FORT MILL, SC / ACCESSWIRE / August 30, 2024 /Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company, today announced the pricing of its underwritten public offering of common stock units and pre-funded units for aggregate gross proceeds of approximately $3.1 million prior to deducting underwriting discounts and commissions and offering expenses.

The equity offering is comprised of 347,277 common stock units, priced at a public offering price of $1.00 per unit, and 2,773,000 pre-funded warrant units, priced at a public offering price of $0.9999 per unit. Each common stock unit and pre-funded warrant unit consists of one share of common stock (or, in lieu of common stock, a pre-funded warrant to purchase one share of common stock at an exercise price of $0.0001), one warrant to purchase one share of common stock that expires on the six month anniversary of the date of issuance (a “Series H Warrant”), one warrant to purchase one share of common stock  that expires on the eighteen month anniversary of the date of issuance (a “Series I Warrant”), and one warrant to purchase one share of common stock that expires on the five year anniversary of the date of issuance (a “Series J Warrant”).  The exercise price for each of the Series H Warrant, Series I Warrant and Series J warrant is $1.00 per share. The warrants to be issued in this transaction are fixed priced and do not contain any variable pricing features. The securities comprising the units and pre-funded units are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager.

In addition, the Company has granted the underwriter a 45-day option to purchase additional shares of common stock and/or common warrants, representing up to 15% of the number of securities sold in the offering, solely to cover over-allotments, if any.

The closing of the offering is expected to take place on or about September 3, 2024, subject to the satisfaction or waiver of customary closing conditions.

The securities described above are being offered pursuant to registration statements on Form S-1 (File Nos. 333-279930 and 333-281849), which were declared effective by the United States Securities and Exchange Commission (“SEC”) on August 29, 2024 and August 30, 2024. The offering is being made solely by means of a prospectus. A preliminary prospectus relating to the proposed offering was filed with the SEC on August 27, 2024, and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this offering will be filed by Catheter Precision with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., Electronic copies of the final prospectus relating to the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by telephone at (212) 409-2000, or by email at prospectus@ladenburg.com. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Catheter Precision’s expectations with respect to the completion of the public offering and the anticipated proceeds from the offering. Risks and uncertainties related to these endeavors include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering.

Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

These and other risks regarding Catheter Precision’s business are described in detail in the registration statement relating to the public offering and Catheter Precision’s other SEC filings. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

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